                                                                   EXHIBIT 99-c

                      [LETTERHEAD OF MERRILL LYNCH & CO.]

                                 June 25, 1997


Board of Directors
Allegheny Power System, Inc.
10435 Downsville Pike
Hagerstown, Maryland 21740

Dear Members of the Board:

        We hereby consent to the use of our opinion letter dated the date of the Joint Proxy Statement/Prospectus referred to below, to the Board of Directors of Allegheny Power System, Inc. ("Allegheny Power"), included as Appendix B to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger described in the Joint Proxy Statement/Prospectus, and to the references therein to such opinion under the captions "Summary - The Merger - Opinions of Financial Advisors - APS," "The Merger - Reasons for the Merger; Recommendations of the Boards of Directors - APS" and "The Merger - Opinions of Financial Advisors - APS."

        In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                MERRILL LYNCH, PIERCE, FENNER & SMITH
                                            INCORPORATED


                                            By: /s/ Laurel A. Coben
                                               ------------------------------
                                               Managing Director
                                               Investment Banking Group